Exhibit 99.1

Financial Report
January - March 2008

Sales:	Up 8% to $1,828 million
Net Income:	Up 11% to $82 million
EPS:	Up 22% to $1.11
Cash Flow:	Up 84% to $165 million

(Stockholm, April 22, 2008) – – – For the quarter ended March 31, 2008, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported record quarterly sales and the strongest cash flow for any first quarter despite a very weak North American market and a weak Western European market.

When compared to the same quarter 2007, net sales rose by nearly 8% to $1,828 million driven by favorable currency effects of 9%. Operating income increased by 1% to $127 million resulting in an operating margin of 7.0%. Income before taxes stood unchanged at $113 million, while net income increased by 11% to $82 million and earnings per share by 22% to $1.11.

Cash flow from operations improved to $165 million and cash flow before financing activities to $100 million. During the last twelve months, the Company has generated record-breaking cash flow of $856 million and $512 million before financing.

Sales for the second quarter 2008 are expected to increase by approximately 14% with the organic portion growing at a rate of approximately 2%. Operating margin is expected to reach at least the same level of 7.7% on a comparable basis as in the second quarter 2007. The operating margin guidance for the full year remains unchanged 8.0-8.5%, while full year sales are now expected to grow due to stronger currency effects by more than 10% compared to 7% expected at the beginning of the year. The expected growth in organic sales remains unchanged at 2%, while the expected effective tax rate for the full year is revised; from 31% to around 28%.

An earnings conference call will be held today April 22 at 3:00 p.m. (CET). To listen in, call (in Europe) +44-20-3003-2665 and (in the U.S.) +1-866-966-5335 or access www.autoliv.com under “News/Calendar”.

Q1 – Report 2008

Market Overview
During the three-month period January through March 2008, global light vehicle production is estimated to have increased by slightly more than 2% compared to the same quarter 2007. However, in North America and Western Europe, where Autoliv derives approximately 70% of its revenues, light vehicle production is estimated to have dropped by almost 9% and nearly 3%, respectively.

In Europe, where Autoliv generates more than half of its sales, light vehicle production is estimated to have risen by nearly 2% due to a 15% increase in Eastern Europe.

In North America, which accounts for slightly more than  one fifth of sales, the drop in light vehicle production of close to 9% was due to GM, Ford and Chrysler (“the Detroit 3”) cutting their production by 13%, as an average. GM reduced its production by 17%, partly due to a strike at a supplier. Ford reduced its production by 6% and Chrysler by 16%. The Asian and European vehicle manufacturers decreased their production in North America by 1%.

In Japan, which accounts for one tenth of consolidated sales, light vehicle production increased by close to 6%.

In the Rest of the World, which accounts for slightly more than a tenth of sales, light vehicle production is estimated to have grown by 10%.

Consolidated Sales
During the quarter, Autoliv’s consolidated net sales rose by 7.6% to $1,828 million compared to the first quarter 2007. Currency translation effects boosted sales by more than 9% while the consolidation resulting from the acquisition in November 2007 of the remaining shares in Autoliv IFB Private Ltd. in India (“AIN-acquisition”) added almost 1% to consolidated sales. Excluding these effects, organic sales (i.e. sales excluding translation currency effects, and acquisitions/divestitures) declined by 2.7%, in line with expectation.

The decline in organic sales was primarily caused by the drops in North American and Western European light vehicle production. Chrysler’s previously announced cancellations and production cuts of a number of vehicle models had a negative effect of more than 1%. Sales were also affected by upcoming model change-overs for the Renault Megane, the Volkswagen Golf and other important vehicle models for Autoliv. These effects were partially offset by a 21% organic sales increase in Japan and a 5% increase in the Rest of the World. Sales of head curtain airbags also continued to grow organically despite the weaknesses in its major markets in Western Europe and North America.

Daimler, Nissan, Toyota, Fiat and AvtoVaz, primarily, had a favorable effect on organic sales due to new business, higher installation rates of Autoliv’s safety products or increased vehicle production.

Sales by Product
Sales of airbag products (including steering wheels and electronics) increased by 5% to $1,159 million. Excluding currency effects of 9%, organic sales decreased by 4%, mainly as a result of the general declines in North American and Western European light vehicle production, exacerbated by Chrysler’s model cancellations. Pricing pressure, particularly on frontal airbags, also reduced sales, while sales of curtain airbags continued to grow organically and organic sales of steering wheels remained flat, thereby withstanding the market headwinds in North America and Western Europe.

Sales of seatbelt products (including Seat Sub-Systems) rose by 12% to $668 million due to currency effects of 11% and the AIN-acquisition of 2%. Excluding these effects, sales declined organically by 1% due to the decline of the Sub Seat Systems business. Consequently organic sales for the core seatbelt business continued to grow by 1% despite the headwinds from North America and Western Europe. This performance reflects both the light vehicle production in emerging markets and the increasing demand for active seatbelts in the established markets.

Sales by Region
Sales from Autoliv’s European companies rose by 10% to $1,029 million due to favorable currency effects of 14%. Organic sales declined by less than 4%, which was virtually in line with the 3% decline in light vehicle production in Western Europe where Autoliv derives 90% of its European revenues. This performance by Autoliv was in spite of an unfavourable vehicle model mix, partly resulting from the scale-down of production of Europe’s two best-selling platforms (the Mégane and the Golf) in preparation for the shift to the upcoming new models. Sales were favorably impacted by continued growing demand for side curtain airbags and knee airbags, as well as by strong vehicle production in Eastern Europe. Organic sales were driven by models such as Audi’s A4; Fiat’s 500; Ford’s Mondeo; Kia’s Cee’d; Mercedes C-class and Renault’s Laguna.

Sales from Autoliv’s North American companies declined by 11% to $398 million compared to the 9% decrease in the region’s light vehicle production. This difference is due to an unfavourable vehicle model mix, exacerbated by Chrysler’s cancellations of several important vehicle models for Autoliv.  In seatbelts, Autoliv reached virtually the same sales as for the same quarter 2007, thereby offsetting the 9% reduction in North American light vehicle production and increasing market share.

Sales from Autoliv’s companies in Japan jumped by 34% to $196 million. Excluding currency effects of 13%, sales grew organically by 21% which was much more than the 6% increase in Japanese light vehicle production. This was due to outperformance in virtually all product lines, spearheaded by a 62% organic growth for curtain airbags. Sales were driven by new business launches and/or strong demand for Lexus’s LX470; Mazda’s Axela and Demio; Nissan’s Rogue; Samsung’s QM5; Mitsubishi’s Outlander and Toyota’s Hilux, LandCruiser, Vitz, Voxy and Zone.

Sales from Autoliv’s companies in the Rest of the World (RoW) rose by 18% to $205 million. The AIN-acquisition in India added 8% and currency effects added another 5%. Organic sales growth of 5% was driven by a 12% increase in seatbelts, which was even better than the Region’s light vehicle production increase of 10%. Sales were particularly strong in China and Brazil, partially as a result of new business for Chery’s S; Chrysler’s Sebring; Ford’s Mondeo; Honda’s CRV, Mazda’s Demio, Nissan’s Qashqai, Skoda’s Octavia and Volkswagen’s Passat and Santana.

Earnings
During the quarter, gross profit improved by 4% or $12 million to $350 million, although gross margin declined to 19.1% from 19.9% in the first quarter 2007. Approximately half of this 0.8 percentage point decline was due to the depreciation of the Turkish Lira and currency transaction effects. There was also a negative product and regional mix effect. The impact from higher raw material prices was approximately 0.1 percentage point.

Operating income increased by 1% or slightly more than $1 million to $127 million due to higher gross profit. Operating margin declined from 7.4 to 7.0%, slightly better than the guidance of “close to 7.0%”. Half of the decline in gross margin was offset by improvements in operating expenses of 0.4 percentage points, primarily due to improved utilization of research and development resources. R,D&E in relation to sales declined to 6.2% from 6.6%. Selling, General and Administrative (S,G&A) expense rose, however, by $11 million to 5.6% of sales from 5.4%. This increase was mainly due to currency translation effects and the fact that the Easter holidays fell in the first quarter this year resulting in fewer sales days than in the first quarter 2007.

Income before taxes was unchanged at $113 million. The higher operating income was offset by higher interest expense net as a result of higher average net debt due to the share repurchase program and two acquisitions during the last twelve months.

Net income increased by 11% or $8 million to $82 million due to a lower effective tax rate of 26.4% compared to 33.0% for the same quarter 2007. Discrete tax items reduced the rate by 2 percentage points. The remaining decrease is primarily the result of higher R&D tax credits in France and a lower German tax rate due to new tax laws as well as a lower level of losses in start-up companies.

Earnings per share rose by 22% to $1.11 from $0.91 in the first quarter 2007. The share repurchase program had a favorable impact of 13 cents and the lower effective tax rate of 10 cents, partially offset by negative currency effects of 2 cents and a decline in the underlying income of 1 cent . The average number of shares outstanding decreased by 8% to 73.7 million.

Return on capital employed stood virtually unchanged at 14% while return on equity improved to 14% from 12%.

Cash Flow and Balance Sheet
The strong cash flow trend from the fourth quarter 2007 continued and cash flow from operating activities improved to $165 million compared with  $90 million in the first quarter 2007. Cash flow before financing was $100 million compared to a negative $63 million due to an acquisition for $80 million in the corresponding quarter 2007. During the latest 12-months, the Company has generated operating cash flow of $856 million and of $512 million before financing but after acquisitions of $47 million. Factoring had a negative impact of $3 million on cash flow for the quarter and a positive effect of $23 million during the twelve month period.

Capital expenditures, net, of $59 million during the quarter was $25 million less than depreciation and amortization of $84 million and $16 million less than capital expenditures, net during the same quarter 2007.

Autoliv has a target that operating working capital should not exceed 10% of sales. During the quarter, the Company continued to meet this target, although the ratio rose to 9.5% from an unusually low level of 9.1% at the end of 2007. Compared to a year ago, the ratio improved from 13.0%.

In relation to days sales outstanding, receivables decreased to 67 days from 74 a year ago but increased sequentially from 64 days at the end of 2007. Days inventory was 33, as it was at the end of the previous quarter, but increased from 31 days from a year ago.

During the quarter, net debt increased by $31 million to $1,213 million primarily due to currency effects, while gross interest-bearing debt increased by $108 million to $1,461 million. The net debt to capitalization ratio stood unchanged during the quarter at 33%.

Autoliv’s policy is to maintain a leverage ratio that is significantly below 3.0 times and an interest coverage ratio significantly above 2.75 times. On March 31, these ratios were 1.5 and 9.5 respectively. Leverage ratio is measured as net debt (including pension liabilities) in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest-coverage ratio as operating income (excluding amortization of intangibles) in relation to interest expense, net.

During the quarter, equity increased by $47 million to $2,396 million or to $32.96 per share. Equity increased by $82 million from net income, by $56 million from favorable currency effects, and by $2 million from the effects of exercise of stock options. Equity decreased by $63 million from share repurchases, by $29 million from dividends and $1 million from adjustments related to pension liabilities.

Launches in the 1st Quarter
•	Ford’s new Kuga: Driver airbag, side airbags, inflatable curtains and seatbelts
•	Mazda’s new Demio/2: Steering wheel and safety electronics
•	Honda’s new Accord: Side airbags and inflatable curtains
•	Acura’s new TSX: Side airbags and inflatable curtains
•	Nissan’s new Teana: Side airbags, inflatable curtains and safety electronics
•	Infiniti’s New FX: Passenger airbag and safety electronics
•	Brilliance’s A1: Seatbelts
•	Think’s Nordic: Driver airbag, passenger airbag and seatbelts with pretensioners
•	Citroën’s new Berlingo and Peugeot’s new Partner: Safety electronics
•	Renault’s Modus: Safety electronics
•	Tata’s new Indica: Driver airbag, passenger airbag, side airbags, inflatable curtains and seatbelts with pretensioners
•	Toyota’s new Crown Majesta: Passenger airbag
•	Skoda’s new Superb: Passenger airbag, inflatable curtains, seatbelts with pretensioners

Headcount
Total headcount (employees plus temporary hourly workers) amounted to 43,000, an increase of  1,000 during the last 12-month period primarily due to the AIN-acquisition that added 600. The increase was concentrated in low-cost countries (LCC), while headcount in high-cost countries (HCC) continued to decline. As a result, 53% of headcount (and 55% of permanent employees excluding temporaries) were in LCC compared to 47% (and 49%, respectively) a year ago and less than 10% nine years ago, when the reallocation program was started. Of total headcount, 16% are temporary workers.

Prospects
During the second quarter, global light vehicle production is expected to increase by 1%. However, in North America and Western Europe the production is expected to continue to decline; by close to 11% and 4%, respectively. Despite these headwinds from the largest markets, organic sales are expected to grow by approximately 2%. The AIN acquisition is expected to add close to 1% and currency effects 11%, provided that the current exchange rates prevail. Based on these assumptions, consolidated sales are expected to increase by approximately 14% compared to the same quarter 2007. Operating margin is expected to improve from the first quarter and reach at least the 7.7% level achieved on a comparable basis (i.e. excluding a one-time legal cost) in the second quarter 2007 despite higher-than-expected raw material prices and other headwinds.

For the full year 2008, Autoliv maintains its guidance of an operating margin in the range of 8.0% to 8.5%. However, due to the current market situation for commodities and light vehicle production it is increasingly difficult to predict the impact on Autoliv of these uncertain factors. Given the continued decline of the U.S. dollar, consolidated sales for the full year 2008 are now expected to grow by more than 10%, a revision from 7% based on the exchange rates in January. The expected growth in organic sales remains unchanged at 2%. The projected effective tax rate for the year is also revised; to around 28% from 31% previously communicated.

Other Significant Events
• During the quarter, the Company repurchased 1,239,000 shares for $63 million at an average cost of $50.99 per share. Since the repurchasing program was adopted in 2000, the Company has bought back 31.8 million shares for $1,363 million at an average cost of $42.80 per share compared to the share price at the end of the quarter of $50.20. Under the existing authorizations, an additional 5.7 million shares can be repurchased.

• The Company has appointed Marika Fredriksson as Vice President and Chief Financial Officer (CFO) as of September 1. She is currently Senior Vice President Finance & Strategy and CFO of Volvo Construction Equipment in Brussels. She will succeed Magnus Lindquist who will become partner in a private equity firm on May 15. During the time until Marika Fredriksson assumes her new position, Mats Wallin will be acting CFO in parallel with his regular duties as Head of Corporate Control.

• To increase capacity Autoliv has completed construction work for a new plant in Guangzhou in Southern China. The new bigger plant replaces an old leased facility. Phase I of the plant has a building area of 8,000 square meters (86,100 sq. feet) and required an investment of $6.5 million, including manufacturing lines.

• At Toyota’s Global Supplier Convention in Nagoya Autoliv was honored for its new Inflatable Curtain design developed for the new Toyota Sequoia. This is the third consecutive year Autoliv has won a Toyota supplier award.

• Autoliv has also received an Outstanding Performance Award from General Motors. This was also the third consecutive year Autoliv was recognized in this way by GM.

Dividend and Next Report
A quarterly dividend of 39 cents per share has been declared for the second quarter which will be paid on June 5 to shareholders of record as of May 8, 2008. The ex-date, when the stock trades without the right to the dividend is May 6, 2008.

Autoliv intends to publish the quarterly report for the second quarter on Tuesday July 22, 2008.

Annual General Meeting of Shareholders
The Annual General Meeting of Shareholders will be held in Chicago on May 6, 2008. Shareholders of record at the close of business on March 7 are entitled to be present and vote at the Meeting. Notice of the General Meeting was mailed in March to Autoliv's shareholders.

Shareholders are urged to vote on-line on the Internet or return their proxy cards even if they do not plan on attending the Annual General Meeting.

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings
Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q1 – Report 2008

KEY RATIOS

	Quarter January - March		Latest 12 months	Full year
	2008	2007	April 07 - March 08	2007

Earnings per share 1)	$1.11	$0.91	$3.86	$3.68
Equity per share	32.96	30.62	32.96	31.83
Cash dividend paid per share	0.39	0.37	1.56	1.54
Operating working capital, $ in millions 2)	656	819	656	614
Capital employed, $ in millions	3,610	3,570	3,610	3,531
Net debt, $ in millions 2)	1,213	1,133	1,213	1,182
Net debt to capitalization, % 3)	33	31	33	33

Gross margin, % 4)	19.1	19.9	19.5	19.7
Operating margin, % 5)	7.0	7.4	7.3	7.4

Return on equity, %	13.7	12.1	12.4	12.0
Return on capital employed, %	14.4	14.6	14.5	14.6

Average no. of shares in millions 1)	73.7	80.3	76.7	78.3
No. of shares at period-end in millions 6)	72.7	79.6	72.7	73.8
No. of employees at period-end	36,100	35,500	36,100	35,300
Headcount at period-end	43,000	42,000	43,000	41,900
Days receivables outstanding 7)	67	74	70	64
Days inventory outstanding 8)	33	31	34	33
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt, minority and equity. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding dilution and net of treasury shares. 7) Outstanding receivables relative to average daily sales. 8) Outstanding inventory relative to average daily sales.

Q1 – Report 2008

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full year
	2008	2007	April 07 - March 08	2007
Net sales
- Airbag products	$1,159.4	$1,104.3	$4,432.3	$4,377.2
- Seatbelt products	668.3	594.9	2,465.2	2,391.8
Total net sales	1,827.7	1,699.2	6,897.5	6,769.0

Cost of sales	(1,478.1)	(1,361.8)	(5,554.7)	(5,438.4)
Gross profit	349.6	337.4	1,342.8	1,330.6

Selling, general & administrative expenses	(102.9)	(92.3)	(370.4)	(359.8)
Research, development & engineering expenses	(112.9)	(111.6)	(397.0)	(395.7)
Amortization of intangibles	(6.2)	(6.9)	(19.6)	(20.3)
Other income (expense), net	(0.3)	(0.6)	(52.5)	(52.8)
Operating income	127.3	126.0	503.3	502.0

Equity in earnings of affiliates	1.1	1.3	6.2	6.4
Interest income	1.6	2.0	8.6	9.0
Interest expense	(16.3)	(15.1)	(63.7)	(62.5)
Other financial items, net	(0.2)	(1.0)	(7.9)	(8.7)
Income before income taxes	113.5	113.2	446.5	446.2

Income taxes	(30.0)	(37.3)	(143.0)	(150.3)
Minority interests in subsidiaries	(2.0)	(2.7)	(7.3)	(8.0)
Net income	$81.5	$73.2	$296.2	$287.9

Earnings per share 1)	$1.11	$0.91	$3.86	$3.68
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q1 – Report 2008

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	March 31	December 31	March 31
	2008	2007	2007
Assets
Cash & cash equivalents	$226.4	$153.8	$141.3
Receivables	1,370.9	1,230.7	1,379.7
Inventories	607.0	561.3	540.4
Other current assets	174.3	149.4	173.7
Total current assets	2,378.6	2,095.2	2,235.1

Property, plant & equipment, net	1,297.5	1,259.8	1,167.7
Investments and other non-current assets	203.1	190.9	179.0
Goodwill assets	1,617.5	1,613.4	1,570.6
Intangible assets, net	142.8	146.1	154.8
Total assets	$5,639.5	$5,305.4	$5,307.2

Liabilities and shareholders’ equity
Short-term debt	$569.2	$311.9	$325.9
Accounts payable	914.6	834.0	792.4
Other current liabilities	608.3	517.4	513.4
Total current liabilities	2,092.1	1,663.3	1,631.7

Long-term debt	891.4	1,040.3	953.1
Pension liability	63.7	63.3	92.2
Other non-current liabilities	138.3	137.2	137.1
Minority interests in subsidiaries	57.8	52.2	55.5
Shareholders’ equity	2,396.2	2,349.1	2,437.6
Total liabilities and shareholders’ equity	$5,639.5	$5,305.4	$5,307.2

Q1 – Report 2008

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Quarter January - March		Latest 12 months	Full year
	2008	2007	April 07 – March 08	2007

Net income	$81.5	$73.2	$296.2	$287.9
Depreciation and amortization	84.4	80.0	325.2	320.8
Other	0.6	(0.2)	3.8	3.0
Changes in operating assets and liabilities	(1.6)	(63.2)	230.7	169.1
Net cash provided by operating activities	164.9	89.8	855.9	780.8

Capital expenditures, net	(58.9)	(74.5)	(298.6)	(314.2)
Acquisitions of businesses and other, net	(6.2)	(78.0)	(45.1)	(116.9)
Net cash used in investing activities	(65.1)	(152.5)	(343.7)	(431.1)
Net cash before financing 1)	99.8	(62.7)	512.2	349.7

Net increase (decrease) in short-term debt	228.9	25.2	169.9	(33.8)
Issuance of long-term debt	19.0	73.7	593.7	648.4
Repayments and other changes in long-term debt	(191.1)	–	(690.0)	(498.9)
Dividends paid	(28.7)	(29.6)	(119.7)	(120.6)
Shares repurchased	(63.2)	(40.2)	(403.0)	(380.0)
Stock options exercised	0.2	3.8	7.8	11.4
Other, net	(0.2)	1.5	(2.9)	(1.2)
Effect of exchange rate changes on cash	7.9	1.5	17.1	10.7
Increase (decrease) in cash and cash equivalents	72.6	(26.8)	85.1	(14.3)

Cash and cash equivalents at period-start	153.8	168.1	141.3	168.1
Cash and cash equivalents at period-end	$226.4	$141.3	$226.4	$153.8
1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 – Report 2008

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

Quarter January - March

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(3.7)	(34.8)	(11.0)	(49.2)	20.6	30.0	5.2	9.0	(2.7)	(45.0)
Currency effects	13.9	129.9	0.3	1.3	13.4	19.6	4.7	8.2	9.4	159.0
Acquisitions/divestitures	–	–	–	–	–	–	8.4	14.5	0.9	14.5
Reported change	10.2	95.1	(10.7)	(47.9)	34.0	49.6	18.3	31.7	7.6	128.5

RECONCILIATION OF “OPERATING WORKING CAPITAL” TO U.S. GAAP
MEASURE
(Dollars in millions)

	March 31	December 31	September 30	June 30	March 31
	2008	2007	2007	2007	2007

Total current assets	$2,378.6	$2,095.2	$2,183.4	$2,120.9	$2,235.1
Total current liabilities	(2,092.1)	(1,663.3)	(1,716.5)	(1,682.0)	(1,631.7)
Working capital	286.5	431.9	466.9	438.9	603.4
Cash and cash equivalents	(226.4)	(153.8)	(160.1)	(136.1)	(141.3)
Short-term debt	569.2	311.9	330.4	312.4	325.9
Derivative asset and liability, current	(1.7)	(4.4)	(1.5)	0.1	(0.3)
Dividends payable	28.5	28.8	29.8	33.6	31.2
Operating working capital	$656.1	$614.4	$665.5	$648.9	$818.9

RECONCILIATION OF “NET DEBT” TO U.S. GAAP MEASURE
(Dollars in millions)

	March 31	December 31	September 30	June 30	March 31
	2008	2007	2007	2007	2007

Short-term debt	$569.2	$311.9	$330.4	$312.4	$325.9
Long-term debt	891.4	1,040.3	975.7	822.3	953.1
Total debt	1,460.6	1,352.2	1,306.1	1,134.7	1,279.0
Cash and cash equivalents	(226.4)	(153.8)	(160.1)	(136.1)	(141.3)
Debt-related derivatives	(20.8)	(16.5)	(7.9)	(6.6)	(5.0)
Net debt	$1,213.4	$1,181.9	$1,138.1	$992.0	$1,132.7